Exhibit 10.1
October 20, 2006
Mr. A. D. David Mackay
Kellogg Company
One Kellogg Square
Battle Creek, Michigan 49017
Dear David:
     We are very excited that you have agreed to be the Chief Executive Officer (“CEO”) of Kellogg Company (the “Company”). David, we know you are the right person to be our next CEO. Your understanding and respect for our values and people, and your intimate knowledge of every facet of our business gives us great confidence that your continued leadership as CEO will deliver sustainable results into the future.
     The purpose of this letter (the “Agreement”) is to outline compensation and other related matters.
1. Base Salary; Annual Incentive Plan.
     As we discussed, on December 31, 2006 (the first day of the Company’s 2007 fiscal year) (the “Start Date”) you will assume the role of CEO, and Jim will be Chairman. Your base salary as of the Start Date will be $1,100,000 per year, and you will be eligible for your first annual merit adjustment in April 2008. Under the Kellogg Company Executive Compensation Deferral Plan, all base salary in excess of $950,000 per year will be subject to mandatory deferral in stock units, to be distributed in cash following your departure from employment with the Company.
     You will also participate in the Kellogg Company 2007 Annual Incentive Plan (the “AIP”), with a target award for 2007 of 125% of base salary.
2. Long-Term Incentives.
     You will also continue to participate in the Company’s long-term incentive program (the “LTIP”). Your 2007 LTIP target award will be established by the Compensation Committee of the Company’s Board of Directors at approximately $6,000,000. In addition, your 2005-2007 Executive Performance Plan (EPP) target award shall be increased from 19,900 shares to 30,100 shares and your 2006-2008 EPP target award shall be increased from 19,900 shares to 50,400 shares (which was the CEO target award in 2006).

Mr. A. D. David Mackay

October 20, 2006
3. Other Arrangements.
     You and the Company are parties to agreements dated September 1, 2003 (the “2003 Agreement”), and August 17, 2004 (the “2004 Agreement”, collectively, the “Prior Agreements.”) Under the Prior Agreements, you received certain relocation, pension and severance benefits. As you have agreed, notwithstanding the terms of the Prior Agreements, you will be entitled to receive these benefits only if your employment is terminated by the Company without Cause.
     (a) Relocation: Paragraph 2 of the 2003 Agreement remains in full force and effect, however, notwithstanding anything to the contrary in the 2003 Agreement, you will only be entitled to receive these benefits if your employment is terminated by the Company without Cause.
     (b) Pension: Paragraph 3 of the 2003 Agreement and Paragraph 1(a) of the 2004 Agreement remain in full force and effect, however, notwithstanding anything to the contrary in the 2003 Agreement, you will only be entitled to receive the benefits under Paragraph 1(a) of the 2004 Agreement if your employment is terminated by the Company without Cause.
     (c) Termination/Severance:
          (i) If your employment is terminated by reason of your death or disability, your estate or you, as the case may be, shall be entitled to receive benefits provided under the Company’s general policy for such events and the benefits specified in Paragraphs 2 and 3 of the 2003 Agreement and Paragraph 1(a) of the 2004 Agreement.
          (ii) If your employment is terminated by the Company without Cause, or by you for Good Reason, you would be entitled to receive severance in an amount as determined by the Board and otherwise pursuant to the terms of the Kellogg Company Severance Benefit Plan (but in no event no less than two times your then-current base and target bonus conditioned upon your signing and not revoking a form of separation agreement furnished by the Company, which would include, among other things, a release of claims. You would not be eligible to receive severance payments if you are otherwise eligible to receive payments under the Company’s Change of Control policy.
          (iii) The Company may terminate your employment under this Agreement for “Cause.” For purposes of this Agreement, termination for “Cause” means termination by the Company because of (i) your willful engaging in illegal conduct or gross misconduct pursuant to which the Company has suffered a loss, or (ii) your willful and continued failure to perform substantially your duties hereunder in any material respect; provided, however, that in the case of clause (ii), the Company must provide written notice of such breach or failure within thirty (30) days of its discovery thereof, and you shall have thirty (30) days from such written notice to cure such breach or failure.

Mr. A. D. David Mackay

October 20, 2006
          (iv) You may at any time terminate your employment for “Good Reason.” For purposes of this Agreement, termination for “Good Reason” means termination by you because of (i) a reduction in your base salary, as in effect from time to time, (ii) the Company’s failure to provide any fringe benefit plan or substantially similar benefit or compensation plan which has been made generally available to other management employees of the Company at a level which is generally consistent with past practices; provided, however, that nothing in this clause shall be construed to constrain the Company from amending or eliminating any benefit or compensation plan; (iii) a breach by the Company of its obligations to you under this Agreement in any material respect, or (iv) the assignment of any duties inconsistent with the role of CEO of the Company or a diminution in your responsibilities, authority or duties as in effect immediately prior to such change; provided however, that in the case of each of clauses (i) through (iv) hereof, you must provide written notice of any such alleged action of the Company within thirty (30) days of the date you knew of such action and the Company shall have thirty (30) days from such written notice to cure such action.
          (v) You may at any time terminate your employment without Good Reason, in which case you shall be entitled to receive (i) such benefits as the Company makes generally available to employees who have voluntarily terminated their employment without Good Reason and (ii) the benefits described in Paragraph 3 of the 2003 Agreement.
          (vi) Notwithstanding any other provision in this Agreement, if (i) your employment is terminated and you qualify for benefits under Section 5 of the Employment Agreement between you and the Company dated July 26, 2000 (the “Change of Control Agreement”), then (i) you shall be entitled to the benefits described in Paragraph 2 of the 2003 Agreement, (ii) you shall retain the benefits described in Paragraph 3 of the 2003 Agreement, (iii) you shall be entitled to the benefits described in Paragraph 1(a) of the 2004 Agreement, and (iv) this Agreement shall otherwise be deemed null, void and of no further force or effect.
4. Other 2004 Agreement Provisions.
     The following provisions from the 2004 Agreement shall remain in full force and effect: Paragraph 3(a) Non-Compete, 3(b) Confidentiality, 3(c) Non-Disparagement, 4(a) Severability, 4(b) Controlling Law/Venue, 4(d) Employment Relationship, 4(e) Taxes, and 4(f) Counterparts.
5. Release.
     In consideration of the compensation and benefits provided pursuant to this Agreement, the sufficiency of which is hereby acknowledged, you, for yourself and for any person who may claim by or through you, irrevocably and unconditionally release, waive and forever discharge the Company and its past, present and future subsidiaries, divisions, affiliates, successors, and their respective officers, directors, attorneys, agents and employees, from any and all claims or causes of action that you had, have

Mr. A. D. David Mackay

October 20, 2006
or may have, known or unknown, relating to your employment with the Company up until the date of this Agreement, including but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1991, as amended, the Family and Medical Leave Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act, the Employee Retirement Income Security Act; claims under any other federal, state or local statute, regulation or ordinance; claims for discrimination or harassment of any kind, breach of contract or public policy, wrongful or retaliatory discharge, defamation or other personal or business injury of any kind; and any and all other claims to any form of legal or equitable relief, damages, compensation or benefits (except rights you may have under the Employee Retirement Income Security Act of 1974 to recover any vested benefits), or for attorneys fees or costs. You additionally waive and release any right you may have to recover in any lawsuit or proceeding against the Company brought by you, an administrative agency, or any other person on your behalf or which includes you in any class. You understand that he you are entitled to consider this Agreement for at least twenty-one (21) days before signing it. However, after due deliberation, you may elect to sign this Agreement without availing yourself of the opportunity to consider its provisions for at least twenty-one (21) days. You hereby acknowledge that any decision to shorten the time for considering this Agreement prior to signing it is voluntary, and such decision is not induced by or through fraud, misrepresentation, or a threat to withdraw or alter the provisions set forth in this Agreement in the event you elected to consider this Agreement for at least twenty-one (21) days prior to signing it. You understand that you may revoke this Agreement as it relates to any potential claim that could be brought or filed under the Age Discrimination in Employment Act, 29 U.S.C. §§621-634, within seven (7) days after the date on which you sign this Agreement, and that this Agreement as it relates to such a claim does not become effective until the expiration of the seven (7) day period. In the event that you to revoke this Agreement within the seven (7) day period, you understand that you must provide such revocation in writing to the Company, Attn: General Counsel.
6. Entire Agreement; Amendment.
     You agree that, except as provided for herein, this Agreement and the Change of Control Agreement constitute the entire agreement between you and the Company, and that this Agreement and the Change of Control Agreement supersede any and all prior and/or contemporaneous written and/or oral agreements relating to your employment with the Company and termination therefrom. For avoidance of doubt, this Agreement replaces and supersedes the Prior Agreements and consequently, except as provided for herein, the Prior Agreements are null, void and of no further legal force or effect. You acknowledge that this Agreement may not be modified except by written document, signed by you and the General Counsel of the Company.

Mr. A. D. David Mackay

October 20, 2006
7. Section 409A.
     If any compensation or benefits provided by this Agreement result in the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall modify this Agreement in the least restrictive manner necessary in order to comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and, in each case, without any material diminution in the value of the payments to Employee.
     We are delighted that you are becoming the next Chief Executive Officer of the Kellogg Company. Upon your execution of this letter agreement, it will become a binding agreement between you and the Company.

Sincerely,
/s/ Gordon Gund
Gordon Gund
Chairman, Nominating and Governance Committee

Acknowledged and agreed this 20th day of October, 2006
/s/ A. D. David Mackay
A. D. David Mackay